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                                          June 20, 1997

PRIVATE AND CONFIDENTIAL

Mr. Robert E. Donahue
6 Zylpha Road
Harwich Port, MA 02646

Dear Bob:

      I am pleased to offer you an executive position with Manufacturers' Services Limited (the "Company") on the following terms and conditions:

      1. Your title will be Executive Vice President and Chief Financial Officer, and you will report to me. You will be based at the Company's office in Concord, Massachusetts.

      2. Your compensation will consist of the following:

            (a) Base Salary at the annual rate of $250,000 payable in accordance with the Company's payroll practices and procedures.

            (b) Incentive compensation as follows:

                  (i) Assuming you are able to begin your employment no later than the first week of August, a bonus in the amount of up to $200,000 for 1997. Of this amount, $100,000 is guaranteed and will be paid after the end of the year with other annual bonuses. You may earn the remaining amount of bonus, up to $50,000 for each of the Company's third and fourth quarters, by achieving MBO goals for each quarter to be mutually agreed with me within 30 days of your employment start date.


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                  (ii) For 1998, your incentive compensation will consist of:
                  (A) a Target Bonus paid quarterly, if earned, at a rate of up to 50% of Base Salary, plus (B) a Super Achievement Bonus paid annually, if earned, at a rate of up to 50% of Base Salary. The Target Bonus and Super Achievement Bonus will be determined in accordance with the Company's 1998 Incentive Compensation Plan, and your performance will be reviewed, at least quarterly, on an on-going basis. A copy of the Company's 1997 Incentive Compensation Plan has been furnished to you for your information, although there is no guarantee that the 1998 Incentive Compensation Plan will be the same. You will participate in the formulation of the 1998 Plan.

            (c) Stock options pursuant to the Company's Non-qualified Stock Option Plan. You will be eligible to participate in this Plan and receive options on terms and conditions that are comparable to those for executives in positions similar in rank and compensation to yours with your particular level of participation based on: (1) the specific terms and conditions of the Plan; (2) approval of the Compensation Committee of the Company's Board of Directors; (3) your performance as an executive of the Company; and (4) the Company's achievement of corporate goals and objectives.

            (d) Initially, you will be granted options to purchase 400,000 shares of the Company's stock at $1.00 per share. These options will vest pro rata over a four-year period based solely on time. The other terms and conditions of the Stock Option Plan will be furnished to you with your initial grant.

      3. In addition to your compensation set forth above, you will be eligible to receive health and life insurance and other employee benefits in accordance with the terms and conditions of the respective Company benefit plans and other plans and policies in force and effect, which may be changed, expanded or diminished from time to time, during the course of your employment by the Company. A summary of the Company's current employee benefits is enclosed. One difference of which you should be aware in connection with Company provided life insurance is that the Company provides a $1 million life insurance policy to certain executives, including the Company's CFO. This is an exception to the limit of $250,000 described in the enclosed benefits summary.


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      4. In order to assist you with expenses you may incur in making the transition to your new position, we will pay you a lump sum of $60,000 with your first paycheck. This amount will be subject to normal withholdings.

      5. For a period of three months following your employment start date, you may purchase shares of the Company's stock at such price and on such other terms as we mutually agree.

      6. As a condition of your employment by the Company, you agree to sign the Company's Agreement with Respect to Confidential Information and Inventions and Non-Competition ("Confidentiality Agreement"), which has been furnished to you.

      7. Under the Immigration Reform and Control Act of 1986, employers are required to verify employment eligibility of all new employees. Upon joining the Company, you will be asked to complete INS form I-9 (employment eligibility verification) and to provide for our review either (1) a United States passport, certificate of Naturalization or Citizenship or Alien Registration card with employment authorization and photograph, or (2) a driver's license or other official photograph identification and original Social Security card or birth certificate.

      8. By signing this offer letter, you represent that you are not subject to any restrictions (including, without limitation, any restrictions in connection with any previous employment) that prevent you from accepting this offer of employment or that materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect) your ability to fulfill your responsibilities as an executive of the Company.

      9. Your employment will be on an at-will basis, and either you or the Company may terminate your employment, at any time, with or without "Cause" (as defined herein). If your employment is terminated by the Company (and for this purpose the Company includes any successor in interest) other than for Cause, death or Disability (as defined herein), you will be entitled to salary continuation payments during the 12-month period following termination. The total of all such payments, which shall be payable in 26 equal installments in accordance with the Company's payroll practices and procedures, shall be an amount equal to the sum of (i) your Base Salary for the fiscal year of termination, plus (ii) your incentive compensation earned during the prior fiscal year, provided that (x) the total amount payable to you hereunder shall not exceed two times your Base Salary for the year of termination, (y) salary continuation payments shall terminate upon your breach of the Confidentiality Agreement, and (z) in further consideration for the salary continuation payments, you will sign and deliver to the Company a general release. For this purpose:


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            (a) "Cause" means (i) your willful and continued failure
substantially to perform your duties (other than (x) as a result of total or partial incapacity due to physical or mental illness, or (y) for Good Reason),
(ii) your dishonesty in the performance of your duties, (iii) your breach of the Confidentiality Agreement or (iv) your conviction of, or the entry of a plea of guilty by you to, a felony involving your personal conduct under the laws of the United States or any state thereof or conviction of, or the entry of a plea of guilty to, a crime involving your personal conduct in any other jurisdiction which crime would constitute a felony under the laws of the United States or any state thereof if such crime had been committed within the jurisdiction of the United States or any state thereof.

            (b) "Disability" means physical or mental incapacity resulting in your being unable to perform your essential functions for an aggregate of more than six months during any period of twenty-four consecutive months. Any question as to the existence of your Disability as to which you and the Company cannot agree will be determined by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each will appoint such a physician and those two physicians will select a third, who will make such determination in writing. Such determination of Disability made in writing to the Company and to you will be final and conclusive for all purposes of your employment.

            (c) "Good Reason" means:

            (i) you are removed from your position of Executive Vice President and Chief Financial Officer for any reason other than for Cause or by reason of your death or Disability;

            (ii) you are assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with your position or you are required to report directly to any person other than the Company's Chief Executive Officer;

            (iii) breach by the Company of any of its material employment obligations to you; or

            (iv) your Base Salary or the percentage of your Base Salary used to calculate your Incentive Compensation is reduced other than for reasons of your performance after written notice and a reasonable opportunity to cure.

      10. Your employment will be subject to, and the terms of this letter will be interpreted in accordance with, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.


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      11. The foregoing terms and conditions supersede any prior discussions relating to your employment by the Company. Please acknowledge your acceptance of these terms and conditions by signing and dating the enclosed copy of this offer letter. Please return the enclosed copy and the signed Confidentiality Agreement to Mr. Dale Johnson at this address.

      Bob, I want to take this opportunity to say that we look forward to your joining the Manufacturers' Services team, and we believe that you will make a significant contribution to Manufacturers' Services' growth.

                              Very truly yours,

                              MANUFACTURERS' SERVICES LIMITED


                              By:___________________________________
                                 Kevin C. Melia
                                 Chairman, CEO and President


Accepted and Agreed:


_________________________________
Robert E. Donahue
Dated: ____________, 1997